Exhibit 99.1

Media Contact:

Jill Simmons , Zillow

206-757-2794 or press@zillow.com

Zillow Completes Acquisition of HotPads

SEATTLE and SAN FRANCISCO, Dec. 14, 2012 — Zillow, Inc. (Nasdaq:Z), the leading real estate information marketplace, today announced it has completed the acquisition of San Francisco-based HotPads, a map-based rental and real estate search site, for approximately $16 million in cash. The company announced its plans to acquire HotPads on Nov. 26. This is Zillow’s first acquisition of a consumer-facing company.

HotPads™ is an established and significant player in rentals for both consumers and professionals, offering a robust website and five mobile apps across iPhone®, iPad® and Android™. Nearly 2.8 million unique users visited HotPads in Octoberi, primarily to shop for rentals. The addition of HotPads allows Zillow® to expand the size of its growing rental audience and extend the reach of its marketing tools and productivity solutions for rental professionals.

“HotPads brings a younger, complementary and rental-focused audience to Zillow’s growing portfolio of brands,” said Spencer Rascoff, CEO of Zillow. “With this acquisition, Zillow becomes even more relevant to consumers at the beginning of their real estate life cycle. And with the addition of the talented HotPads team, we’ll be able to innovate and monetize our rental marketplace faster than before. We’re thrilled to officially welcome HotPads to Zillow.”

Founded in 2005, HotPads has 19 employees, who will continue to be based in San Francisco and eventually operate from Zillow’s new consolidated San Francisco office, which is expected to open in early 2013. HotPads co-founder and CEO Matt Corgan has been named Group Program Manager, continuing to oversee the HotPads brand and products.

“We’re incredibly excited to join Zillow and to continue to empower consumers with information and resources to help them quickly and easily find the best place to live,” said Corgan. “With Zillow’s resources, not only will we be able to innovate faster on the behalf of the consumer, but now we can offer rental professionals unmatched productivity tools to help them better market and manage their listings.”

Zillow is in the midst of growing its rental marketplace for consumers and professionals. In October 2012, the company launched Zillow Rentals, a free marketplace and suite of tools for rental professionals, which includes listing distribution across the Zillow Rental Network, the largest rental network on the Webii that also includes Yahoo!® Homes. HotPads will join the Zillow Rental Network, further broadening the marketing reach of rental professionals and landlords who join the network in reaching active renters.

HotPads is Zillow’s sixth acquisition in less than two years. The company recently acquired Mortech™, a provider of essential software tools to the mortgage industry. In October, Zillow acquired Buyfolio™, an online and mobile collaborative shopping platform where home shoppers can search, track, organize and discuss for-sale listings with their real estate agent and others in their personal network. In June 2012, Zillow announced the acquisition of RentJuice®, the foundation of Zillow Rentals. In 2011, the company acquired Diverse Solutions®, which helps real estate agents market their businesses and improve their personal websites, and Postlets®, a leading online real estate listing creation and distribution platform. Each of these companies also provide valuable services that support Zillow’s strategic expansion beyond a traditional media model to offer a suite of marketing and business services to local professionals.

About Zillow, Inc.

Zillow (Nasdaq: Z) is the leading real estate information marketplace, providing vital information about homes, real estate listings and mortgages through its website and mobile applications, enabling homeowners, buyers, sellers and renters to connect with real estate and mortgage professionals best suited to meet their needs. Thirty-three million unique users visited Zillow’s websites and mobile applications in November 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Postlets, Diverse Solutions, Zillow Rentals , Buyfolio , Mortech and HotPads. The company is headquartered in Seattle.

Zillow.com, Zillow, Postlets, Diverse Solutions and RentJuice are registered trademarks of Zillow, Inc.

Buyfolio, Mortech and HotPads are trademarks of Zillow, Inc.

iPhone and iPad are registered trademarks of Apple, Inc. Android is a trademark of Google, Inc.

Yahoo! is a registered trademark of Yahoo! Inc.

[i]	Source: Google Analytics, October 2012
ii	Source: comScore Media Metrix Real Estate Category Ranking by Unique Visitors, June 2012, US Data.

(ZFIN)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding the expected benefits of our acquisition of HotPads and our ability to monetize our rental marketplace. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to successfully integrate and realize the benefits of its acquisition of HotPads. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and Zillow’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.